SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 7, 2005

COCA-COLA BOTTLING CO. CONSOLIDATED

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza, Charlotte, North Carolina 28211

(Address of principal executive offices) (Zip Code)

(704) 557-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 7, 2005, Coca-Cola Bottling Co. Consolidated (the “Company”) entered into a new unsecured $100 million, five-year revolving credit agreement (the “Credit Agreement”) with the banks named therein, as lenders, Citibank, N.A, as administrative agent, Citigroup Global Markets, Inc. and Wachovia Capital Markets LLC, as joint lead arrangers, and Wachovia Bank, National Association, as syndication agent. The Credit Agreement is summarized in Item 2.03 of this report, which is incorporated by reference into this Item 1.01.

The administrative agent and certain of the parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may perform in the future, banking, investment banking and/or advisory services for the Company and its affiliates from time to time for which they have received customary fees and expenses.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On April 7, 2005, simultaneously with entering into the Credit Agreement, the Company terminated its existing unsecured $125 million, three-year revolving credit agreement, dated as of December 20, 2002 (the “Existing Credit Agreement”), among the Company, as borrower, the banks named therein, as lenders, Citibank, N.A., as administrative agent, Salomon Smith Barney Inc. and Wachovia Securities, Inc., as joint lead arrangers, and Wachovia Bank, National Association, as syndication agent. The Existing Credit Agreement was scheduled to expire on December 20, 2005. The Company incurred no early termination penalties in connection with the termination.

The administrative agent and certain of the parties to the Existing Credit Agreement and certain of their respective affiliates have performed in the past, and may perform in the future, banking, investment banking and/or advisory services for the Company and its affiliates from time to time for which they have received customary fees and expenses.

The Existing Credit Agreement and a related agreement were filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 and Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, respectively, and are incorporated herein by reference. The foregoing summary of the Existing Credit Agreement is qualified in its entirety by reference to the full texts of the Existing Credit Agreement and related agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Credit Agreement provides for unsecured revolving loans up to a maximum aggregate amount outstanding of $100 million. The Company can seek to increase the lenders’ aggregate commitments to a maximum of $150 million, subject to certain conditions. The Credit Agreement expires on April 7, 2010, subject to the Company’s right to request a one-year extension, at which time all outstanding amounts under the Credit Agreement will be due and payable.

Borrowings under the Credit Agreement will bear interest at a rate dependent on the Company’s credit ratings at the time of such borrowings and, at the Company’s option, calculated according to a base rate or a Eurodollar rate, as the case may be, plus an applicable margin. The applicable margin for a base rate borrowing is 0%. Depending on the Company’s credit ratings at the time of borrowing, the applicable margin on a Eurodollar borrowing can range from 0.240% to 0.625%. At the Company’s current credit ratings, the applicable margin would be 0.375% for a Eurodollar borrowing.

The Company will also be required to pay a utilization fee when outstanding advances exceed 50% of the total commitments. The utilization fee rate can range from 0.100% to 0.375% per annum depending on the Company’s credit ratings. The utilization fee rate would currently be 0.125% per annum. In addition, the Company must pay facility fees on the lenders’ aggregate commitments under the Credit Agreement ranging from 0.085% to 0.250% per annum, depending on the Company’s credit ratings. At the Company’s current credit ratings, the facility commitment fee rate is 0.125%.

The Credit Agreement contains customary representations, warranties and covenants for a transaction of this type, including two financial covenants. The Company’s consolidated cash flow to fixed charges ratio, as defined in the Credit Agreement and determined as of the last day of each fiscal quarter, must not be less than 1.5 to 1. In addition, the Company’s consolidated funded indebtedness to cash flow ratio, as defined in the Credit Agreement and determined as of the last day of each fiscal quarter, must not exceed 6.0 to 1.

The Credit Agreement also contains customary events of default, including a cross default provision and a change of control provision. In the event of a default, the administrative agent may, with the consent of the requisite number of lenders, or will, at the request of the requisite number of lenders, declare the obligations under the Credit Agreement immediately due and payable. For certain events of default relating to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become due and payable.

As of the date hereof, there are no loans outstanding under the Credit Agreement. The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Exhibit Description
10.1	U.S. $100,000,000 Credit Agreement, dated as of April 7, 2005, among the Company, the banks named therein and Citibank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA BOTTLING CO. CONSOLIDATED
(REGISTRANT)

Date: April 12, 2005	BY:	/s/ David V. Singer
David V. Singer
Principal Financial Officer of the Registrant and Executive Vice President and Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, DC

EXHIBITS

CURRENT REPORT

ON

FORM 8-K

Date of Event Reported:	Commission File No:
April 7, 2005	0-9286

COCA-COLA BOTTLING CO. CONSOLIDATED

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	U.S. $100,000,000 Credit Agreement, dated as of April 7, 2005, among the Company, the banks named therein and Citibank, N.A., as Administrative Agent.